Exhibit 99.1

Malachite Innovations Changes its Name to Range Impact and Adopts New Ticker Symbol “RNGE”

CLEVELAND, OHIO – (December 14, 2023) – Malachite Innovations, Inc. announces that it has changed its name to Range Impact, Inc. (“Range Impact”) and adopted a new ticker symbol “RNGE” for the trading of its common stock on the OTC Markets to better align its public company name with its mission-driven, impact investing strategy to acquire, reclaim and repurpose mine sites and other undervalued land throughout Appalachia.

Strategic Rationale

In 2021, Malachite Innovations was chosen as the name of the public company given its dual approach to creating shareholder value with the launch of its impact investing business alongside its legacy cannabinoid drug development business. “Malachite” is a green butterfly that was selected to symbolize our focus on both the environment and cannabinoids. Our strategic objective was to create two parallel pathways for shareholder value creation and optimize the present value of more than $20 million of net operating losses. As part of the corporate restructuring, the legacy drug assets were contributed to Graphium Biosciences, Inc. (“Graphium”), a new wholly-owned subsidiary, and the impact investing strategy was launched to acquire and build new wholly-owned cash flow positive operating businesses focused on reclaiming and repurposing mine sites in Appalachia.

Since the launch of Malachite’s dual approach to shareholder value creation in 2021, Malachite’s impact investing strategy has grown to encompass several complementary operating businesses with aggregate revenues in excess of $15 million over the most recent 12-month period and net taxable income over the past two fiscal quarters. Over the same period, Graphium’s cannabinoid drug development program has been advanced with the successful completion of additional animal studies showing favorable efficacy of our novel cannabinoid drug, the FDA’s award of an Orphan Drug Designation for the treatment of pediatric ulcerative colitis, and the filing and prosecution of additional patents.

On December 7, 2023, Malachite announced the engagement of an investment banking firm in connection with the implementation of a strategic plan for Graphium, which may include converting it into a separate and distinct privately held company funded with new capital. With this anticipated decoupling of Graphium’s drug development business from Malachite’s impact investing business, a new corporate name – Range Impact – was selected and branding strategy developed in order to convey a consistent theme and brand messaging to the market for the entire organization.

Operating Businesses

Beginning in 2024, Range Impact will be reporting financial information on the following business segments:

○	Range Reclaim, through its two wholly owned operating businesses, Range Environmental Resources, Inc. and Collins Building & Contracting, Inc., provides land reclamation, water restoration and environmental consulting services to mining and non-mining companies throughout Appalachia.

○	Range Minerals, through its wholly owned operating business, Range Natural Resources, Inc., provides land reclamation and incidental mining services to mining companies throughout Appalachia.

○	Range Security, through its wholly owned operating business, Range Security Resources, LLC, provides eco-friendly, technology-driven security services to active and former mine sites located in Appalachia.

○	Range Water, through its wholly owned operating business, Terra Preta, LLC, is a biochar product development business focused on innovative water treatment and agricultural solutions.

○	Range Land, through its wholly owned operating business, CLV Azurite Land, LLC, is a land acquisition company focused on acquiring former mine lands with the goal of reclaiming and repurposing the sites for non-fossil fuel uses, including commercial, industrial, and recreational developments.

Additional Information

In connection with this name change, Range Impact has a new trading symbol (RNGE) and a new website which can be found at: www.rangeimpact.com.

Michael Cavanaugh, Range Impact’s Chief Executive Officer, stated, “I am excited to announce our public company’s new name and ticker symbol – Range Impact (RNGE) – to increase the market awareness and branding of our Appalachian-focused land reclamation and repurposing company.” Cavanaugh added, “Appalachia’s commitment to mining its non-renewable resources and timbering its forests during the 20th and early 21st centuries to power the building of America into a global market leader was remarkable. Therefore, with the current global transition from non-renewable to renewable energy sources, Range Impact is similarly committed to assisting Appalachia in its transition from a fossil fuel-dependent economy to a diverse, multifaceted economy, including renewable energy production, to power the growth of America through the 21st century and beyond.”

About Range Impact, Inc.

Headquartered in Cleveland, Ohio, Range Impact is a public company (OTC: RNGE) dedicated to improving the health and wellness of people and the planet through a novel and innovative approach to impact investing. Range Impact owns and operates several complementary operating businesses focused on developing long-term solutions to environmental, social, and health challenges, with a particular focus on acquiring, reclaiming and repurposing mine sites and other undervalued land in economically disadvantaged communities throughout Appalachia. Range Impact takes an opportunistic approach to impact investing by leveraging its competitive advantages and looking at solving old problems in new ways. Range Impact seeks to thoughtfully allocate its capital into strategic opportunities that are expected to make a positive impact on the people-planet ecosystem and generate strong investment returns for its shareholders.

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors that could cause actual outcomes and results to be materially different from those indicated in such statements. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies, timing of clinical trials and product development, business strategy and new lines of business. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Range Impact, Inc.

Investor Relations

P: +1 (216) 304-6556

E: ir@rangeimpact.com

W: www.rangeimpact.com